Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Randall Stilley (“Employee”) and Paragon Offshore Services LLC, Paragon Offshore PLC, Paragon International Investment Limited, and their affiliates (collectively the “Company”) as of the date of the Employee’s signature to this Agreement (the “Effective Date”).
WHEREAS, the Employee’s employment with the Company has terminated and the Company seeks an amicable end of the employment relationship; and
WHEREAS, Employee and the Company desire to settle fully and finally any and all differences between them as of the Effective Date of this Agreement, including, but not limited to, any and all differences arising from or in any way connected with Employee’s employment with the Company or the termination of that employment.
NOW, THEREFORE, in consideration of the payments, mutual promises and agreements contained herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties voluntarily agree as follows:

1.
Severance Consideration. In exchange for the execution of this Agreement, and the mutual covenants and promises contained herein, with the exception of those contained in Section 2 and Section 4, the Company agrees as following:

a.
The Employee has satisfied his obligation to execute a full release of claims as required by Section 1 of the Key Employee Retention Plan (KERP) dated November 4, 2015, to prevent the forfeiture of the “Commitment Amount” previously paid to the Employee pursuant to the KERP, and Executive shall be entitled to retain such Commitment Amount.

b.
Where elected by Employee, to provide Employee with continued health insurance, dental, and vision insurance coverage in accordance with this clause (b). The Company shall make the required COBRA payments based on Employee’s current elections for health, dental, and vision insurance, along with any required administrative fee (but not other amounts that might otherwise be available or elected under COBRA, such as flexible spending accounts) through November 30, 2017, or until Employee is employed at a new employer that provides health insurance coverage, whichever occurs first. If Employee remains eligible for continuation coverage under COBRA after the period above expires for the Company to make the payments for COBRA coverage, Employee will be solely responsible for making all required payments for such remaining continuation coverage.

c.
To cause the 748,530 unvested time-vested restricted stock units awarded to Employee pursuant to the Paragon Offshore plc 2014 Omnibus Incentive Plan to become fully vested on or before December 5, 2016.

Exhibit 10.1

d.	To code the Employee’s termination to permit the accelerated vesting of the Company's matching portion of the Employee’s 401(k) contributions.

e.
To pay the Employee four hundred and seventy-five thousand dollars ($475,000.00), less applicable taxes and other withholdings, payable on the day that is ten days after the receipt by the Company of a fully executed copy of this Agreement.

All compensation and any other amounts lawfully owed to Employee will be paid regardless of whether Employee executes this Agreement. This includes (i) all unused vacation which was paid on November 30, 2016 and (ii) reimbursement of all expenses incurred by Employee pursuant to which Employee is entitled to reimbursement pursuant to the Company’s policies.

2.
Additional Severance Consideration for Release of Age Claims. In exchange for the execution of this Agreement, and the mutual covenants and promises contained in this Section 2 and Section 4, the Company agrees to pay Employee the following payment (the “Additional Severance Payment”):

a.
Twenty-five thousand dollars, ($25,000.00), less applicable taxes and other withholdings, payable on the day that is ten days after the receipt by the Company of a fully executed copy of this Agreement, and provided Employee has not revoked acceptance as provided for herein.

3.
Employee’s Consideration and Covenants. In exchange for the execution of this Agreement, and the mutual covenants and promises contained herein, with the exception of those contained in Section 2, the Employee agrees as follows:

a.
To continue to be bound by all confidentiality obligations owed to the Company and to continue hold all confidential information and other non-public information and/or proprietary information of the Company in confidence.

b.	To provide all passwords, file information, and other work-related information to the Company as requested.

c.
To release and forever discharge the Company, its parent, general partners, limited partners, and all affiliated business entities, and each of their current and former predecessors, subsidiaries, affiliates, successors, assigns, agents, attorneys, officers, directors, stockholders, employees and each of their heirs, successors, assigns, agents, attorneys, officers, directors, stockholders and employees (hereinafter referred to as “Releasees”) from any and all claims, charges, complaints, liabilities, or obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, arising in tort or contract, that Employee may have, now has, or has ever had arising from Employee’s employment with the Company or termination of that employment, or any other matter or event that may have occurred as of the

Exhibit 10.1

Effective Date or Termination Date, whichever is later. Employee understands and agrees that this Release includes, but is not limited to, waivers of any and all claims, charges, complaints, liabilities, or obligations under applicable federal, state, or local law. These claims include, but are not limited to: (a) any and all claims based upon unpaid wages, unpaid severance, unpaid bonuses, or other compensation; (b) any and all claims based on violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, Title 42 U.S.C. § 1981, and the Pregnancy Discrimination Act; (c) any and all claims under Texas statutory or common law, including but not limited to claims brought under the Texas Commission on Human Rights Act, the Texas Labor Code, and the Texas Pay Day Law; and (d) any and all claims under state, federal, or common law relating to wrongful discharge, discrimination, harassment, including but not limited to breach of express or implied contract, promissory estoppel, emotional distress, defamation, invasion of privacy rights, fraud, or misrepresentation, including but not limited to any claims related to the Employee’s employment agreement with Paragon Offshore Services LLC dated September 16, 2014, the KERP, and any other contracts or agreements the Employee may have with any of the Releasees. Employee intends the release set forth above to be as broad and comprehensive as possible so that the Releasees shall never be liable, directly or indirectly, to the Employee for any claims, demands, actions, or causes of action of whatsoever nature or character released herein. The release provided in this Section 3(c) does not apply to any claims under the Age Discrimination in Employment Act (“ADEA”) or the Older Worker’s Benefit Protection Act, and any claims that may arise after the Effective Date.

d.
That the severance consideration provided in Section 1 is good and valuable consideration for the release and other covenants that the Employee is making in this Agreement and includes additional consideration to that which Employee might be entitled.

e.	That the release referenced above is a material inducement for the Company to enter into this Agreement.

f.
That Employee will not file a complaint, petition, or lawsuit, either individually or collectively, for any claim released pursuant to this agreement against the Releasees, except to enforce this Agreement. Employee agrees that if Employee breaches this Agreement and files a complaint, petition, or lawsuit, Employee shall be liable for any and all expenses incurred by the person or entity who defends the action, including reasonable attorney’s fees. Notwithstanding the foregoing, nothing in this Agreement prevents you from exercising any rights that cannot be lawfully waived or restricted.

Exhibit 10.1

g.
That, for a period of twelve (12) months after the date hereof, the Employee shall not, directly or indirectly, whether on his own behalf, or as an employee, officer, director, manager, member, owner, consultant or agent of any other person, firm, company, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority (including any federal, state, provincial, territorial, municipal, local or foreign government, regulatory or administrative agency, governmental commission, department, board, bureau, ministry or agency) or other entity, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Company or any of its affiliates who is employed by the Company or any of its affiliates or hire or employ such employees, in any capacity; provided, however, that the Company understands and acknowledges that the Employee may currently or in the future serve as a non-executive member of the board of directors (or similar governing body) of one or more companies, corporations and/or limited liability companies and for purposes of clarity, the obligations in this Section 3(g) are not intended to restrict any such company, corporation or limited liability company from soliciting for employment or hiring or employing any employee of the Company or any of its affiliates so long as the Employee is not involved in such hiring process (including, without limitation, by recommending any such employee to any person involved in such hiring process). Should any court of competent jurisdiction declare any of the provisions in this Section 3(g) to be an unreasonable or otherwise unenforceable restriction against the Employee, the provisions of this Section 3(g) will not be rendered void but will be deemed to be modified to the extent necessary to remain in force and effect for the longest period and covering the largest group of employees of the Company and its affiliates that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the scope of the employees covered by this provision and to enforce such provision as so reduced, restricted or redefined).

4.	Release of Age Related Claims. In exchange for the execution of this Agreement, and the mutual covenants and promises contained in Section 2 and this Section 4, the Employee agrees as follows:

a.
To release and forever discharge the Releasees from any and all claims, charges, complaints, liabilities, or obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected that Employee may have, now has, or has ever had arising from Employee’s employment with the Company or termination of that employment, or any other matter or event that may have occurred as of the Effective Date or Termination Date, whichever is later which could be brought under the Age Discrimination in Employment Act (“ADEA”) or the Older Worker’s Benefit Protection Act.

Exhibit 10.1

5.
Termination Date. Employee acknowledges that Employee’s employment with the Company terminated effective November 9, 2016, (the “Termination Date”). Employee will, as of the Termination Date, be deemed to have automatically resigned as from any and all positions held with any Company, and hereby agrees to execute any and all further documentation necessary to remove Employee as an officer or member of the governing body of any Company.

6.
Return of Company Property. On or before the Effective Date, Employee agrees to return to the Company all property belonging to the Company that Employee may possess, or that Employee has possessed but has provided to a third party, including but not limited to, all computers, PDAs, Company vehicle (if applicable), equipment, security passes, Company credit cards, originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to the Employee. Employee has not and will not retain, distribute, or cause to be distributed, any original or duplicates of any such Company property specified in this paragraph.

7.
Trade Secrets and Confidential Information. Employee acknowledges that as a result of Employee’s employment with the Company, Employee received confidential and proprietary information of special value to the Company. Employee agrees to keep confidential all trade secrets and other confidential and proprietary information, whether written or verbal, provided by, or acquired as a result of any affiliation with the Company, including any such information and material relating to any customer, vendor, licensee, or other party transacting business with the Company, and not to release, use, or disclose that information except with the prior written permission of the Company.

8.
Confidentiality of Terms of Agreement. As an additional material inducement to the Company to enter this Agreement, Employee agrees to keep the terms of the Agreement confidential and will not disclose the provisions hereof to anyone except Employee’s attorney(s) and tax advisor(s) or except as required by law. Any further disclosure by Employee, other than as authorized above, shall constitute a breach of this Agreement. Employee acknowledges that the Company may be required to make certain public disclosures related to the Employee’s termination and that such disclosures would not be a violation of this Agreement or any other obligation owed to the Employee.

9.
Non-Disparagement. Employee agrees not to make negative or disparaging remarks to any person about the Company, Employee’s employment with the Company, or the events which led to this Agreement, and agrees that Employee will not speak publicly to the media or anyone else, individually or through Employee’s legal or other representatives, about these matters or this Agreement.

10.	Knowing and Voluntary Execution. Employee understands and agrees that he:

Exhibit 10.1

a.
is not waiving any rights or claims under the ADEA or that may arise after the later of the Effective Date or Termination Date, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act, as amended;

b.	has carefully read and fully understands all of the provisions of this Agreement;

c.	knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

d.	is hereby advised in writing to consult with an attorney and tax advisor of Employee’s choice prior to executing this Agreement, and has had the opportunity and sufficient time to seek such advice;

e.
is releasing the Company from any and all claims Employee may have against the Company arising on or before the Effective Date or Termination Date, whichever is later, including claims arising under the ADEA;

f.	may take up to (21) days to consider whether Employee desires to execute this Agreement; and

g.
has a period of seven (7) days after executing this Agreement to revoke the release of claims contained in Section 4 and that any such revocation must be in writing and delivered, prior to expiration of the seven day revocation period, to Todd Strickler, Senior Vice President of Administration, General Counsel and Corporate Secretary, at TStrickler@ParagonOffshore.com or 3151 Briarpark Drive, Suite 700, Houston, Texas 77042. Employee acknowledges that any revocation would only be effective as to the claims released under Section 4 and would not extend to the claims released in Section 3.

11.
No Admission of Liability. This Agreement and any payment hereunder shall not in any way be construed as an admission by the Company of any improper actions or liability whatsoever as to Employee or any other person, and the Company specifically disclaims any liability to or improper actions against Employee or any other person, on the part of itself, its employees or its agents.

12.
Ownership of Claims. Employee warrants that she/he is the owner of her/his claims and causes of actions and further warrants that Employee has not assigned any portion of part thereof to any person, firm or corporation or any other association of any kind or character.

13.
Responsibility for Taxes. Employee is solely responsible for payment of any and all required federal, state, local and federal taxes incurred as a result of consideration paid pursuant to this Agreement. The Company shall have the right to withhold from all amounts and benefits payable to Employee under this Agreement, or under any

Exhibit 10.1

other arrangement with the Company, all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable law or regulation.

14.
Entire Agreement. This Agreement constitutes the complete agreement made between you and the Releasees regarding the subject matter in this Agreement. No change, modification, or waiver of any term or condition in this Agreement shall be valid or binding upon the Company and Employee, unless such change, modification, or waiver is in writing, signed by the Company and the Employee. Employee has not relied on or been induced by any representation by the Company, except as expressly contained in this Agreement, in connection with Employee’s decision to enter into this Agreement.

15.
Communications with Government Agencies.    Nothing contained in this Agreement limits the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Further, this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or preceding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit Employee’s right to receive an award from a Government Agency for information provided to any Government Agencies. However, Employee agrees that he has waived any right to recover monetary damages or other personal relief, where such rights can be lawfully waived, from the Releases in any action filed by Employee or by anyone else on Employee’s behalf.

16.
Severability. Should any court of competent jurisdiction declare any provision of this Agreement to be wholly or partially illegal, invalid, unenforceable, or unreasonable, the offending provision shall be stricken, modified, or amended to the extent that such illegality, invalidity, unenforceability, or unreasonableness is cured, and all remaining provisions shall remain in full force and effect and shall be unaffected by such declaration.

17.
Governing Law and Consent to Venue. All terms of this Agreement shall be governed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles. The parties agree that any dispute arising out of this Agreement will be litigated solely and exclusively in the state or federal courts of Harris County, Texas.

[Signatures on Following Page]

Exhibit 10.1

PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT INCLUDES A GENERAL RELEASE OF ALL CLAIMS AGAINST THE COMPANY ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION THEREOF UP TO AND INCLUDING THE EFFECTIVE DATE OR TERMINATION DATE (WHICHEVER IS LATER), INCLUDING ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.
IN WITNESS WHEREOF, the parties hereto have entered into this Confidential Separation Agreement and General Release as of the Effective Date.
Employee:
/s/ Randall D. Stilley

Name: Randall D. Stilley

Effective Date: November 30, 2016

Company:
/s/ Todd D. Strickler

Name: Todd D. Strickler

Title: SVP of Administration,
General Counsel & Corporate Secretary

Date: November 30, 2016